DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

1500 – 1140 W. Pender Street
Vancouver, BC V6E 4G1
TEL 604.687.4747 | FAX 604.689.2778

November 3, 2021

Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

Dear Sirs:

We are the former independent accountants for Quest Water Global, Inc. (the "Company"). We have been furnished with a copy of the Company's Form 8-K disclosing our resignation as independent public accountants of the Company.

We confirm our agreement with the statements made in such disclosure insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in such disclosure regarding the appointment of or consultations with new independent accountants by the Company.

Yours very truly,

DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS
Vancouver, Canada